Exhibit 10.1

                       STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT, is made and entered into as of February 2, 1999, by and among CLX Energy, Inc. (the "Company"), a Colorado corporation, and James L. Burkhart, Trustee of the James L. Burkhart Living Trust ("JLB").

                              RECITALS

     A. Company proposes to issue and sell to the Purchaser, for a total purchase price of Two Hundred Seventy-Five Thousand and no/100 Dollars ($275,000), such number of shares (the "Shares") of $0.01 par value Common Stock of Company as will represent fifty-five percent (55%) of all issued and outstanding Common Stock of Company; and

     B. The Purchaser desires to purchase the Shares in accordance with the terms and provisions of this Agreement.

                        STATEMENT OF AGREEMENT

     NOW, THEREFORE, in reliance on the representations and warranties of each party to the other, and in consideration of the covenants and agreements of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I
                               DEFINITIONS

     Section 1.1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated:

           1.1.1. "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

           1.1.2. "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

           1.1.3. "Agreement" means this Stock Purchase Agreement and the Exhibits and Disclosure Schedule hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

           1.1.4. "Best Efforts" means the taking of all commercially reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition.

           1.1.5. "JLB" means James L. Burkhart, Trustee of the James L. Burkhart Living Trust.

           1.1.6. "Capital Stock" means any and all shares, interests, participation or other equivalents (however designated) representing ownership (whether direct, indirect or contingent) of Company, including without limitation the Common Stock and any other class of capital stock of Company.

           1.1.7. "Closing" means the execution and delivery of this Agreement and all agreements and documents contemplated or required by this Agreement to be executed or delivered contemporaneously herewith, the delivery of $275,000 by the Purchaser to Company in immediately available funds and the consummation of the transactions contemplated hereby, including the issuance and sale of the Common Stock hereunder.

           1.1.8. "Closing Date" means the date on which the Closing is consummated.

           1.1.9. "Commission" means the Securities and Exchange Commission or any similar agency having jurisdiction to enforce the Act.

          1.1.10.  "Company" means CLX Energy, Inc., a Colorado corporation.

          1.1.11. "Common Stock" means the Common Stock of Company, with a par value of $0.01 per share.

          1.1.12. "Disclosure Schedule" means the document attached hereto containing certain exceptions from, and disclosures relating to, the representations and warranties of Company set forth in Article III hereof, which is hereby incorporated by reference and made a part hereof.

          1.1.13. "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

          1.1.14.  "Purchaser" means JLB.

          1.1.15. "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          1.1.16. "Shares" means the 5,773,973 shares of Common Stock of the Company, par value $0.01 per share, to be issued and sold by the Company to the Purchaser hereunder.

          1.1.17. "State" means each of the states of the United States, the District of Columbia, the Commonwealth of Puerto Rico and other possessions and territories of the United States.

          1.1.18. "State Commission" means any agency of any State having jurisdiction to enforce such State's securities laws.

                               ARTICLE II
                  ISSUANCE AND PURCHASE OF STOCK

     Section 2.1. Issuance, Purchase and Sale of the Shares. In exchange for the payment by the Purchaser to Company of the aggregate amount of Two Hundred Seventy-Five Thousand and no/100 Dollars ($275,000), Company agrees to issue and sell the Shares to the Purchaser, and the Purchaser agrees to purchase the Shares from Company on the Closing Date.

     Section 2.2. Payment. Payment for the Shares shall be made by the wire transfer of $275,000 of immediately available funds by the Purchaser to Company at Closing.

     Section 2.3. Closing. The Closing shall occur at 10:00 a.m., local time, on February 2, 1999, at the offices of Company or at such other time and place to which the parties may agree.

                               ARTICLE III
                  REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of Company. Company represents and warrants to each Purchaser as follows:

           3.1.1. Organization, Standing, etc. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Company is qualified and in good standing as a foreign corporation in each State where the character of its operations or its properties make such qualification necessary. Company has furnished the Purchaser with true, correct and complete copies of its Certificate of Incorporation and Bylaws.

           3.1.2. Power and Authority. Company has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. Company has all requisite corporate power and authority
(a) to execute, deliver and perform its obligations under this Agreement, (b) to issue the Shares, and (c) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by Company pursuant to or in connection with this Agreement.

           3.1.3. Execution and Enforceability. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding agreement of Company enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and that the remedy of specific performance and injunctive relief and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except as rights to indemnity and contribution hereunder may be limited by federal or State securities laws).

           3.1.4. Capitalization. The authorized Capital Stock of Company will consist of, on the Closing Date, (a) 50,000,000 shares of Common Stock, par value $0.01 per share, of which 10,498,132 shares (including the Shares) will be issued and outstanding at Closing and (b) 2,000,000 shares of Series A Preferred Stock, par value $0.01 per share, none of which will be issued or outstanding at Closing. All of the issued and outstanding shares of Common Stock of Company are validly issued and fully paid and nonassessable. Except as set forth in Section 3.1.4 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, preemptive or other rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued Capital Stock or other securities of Company, or otherwise obligating Company to issue any securities. Upon issuance pursuant to this Agreement, the Shares shall be validly issued, fully paid and non-assessable. Except as set forth in Section 3.1.4 of the Disclosure Schedule, there are no existing or contemplated voting trusts or other agreements or understandings with respect to the voting of the Capital Stock of Company to which Company is a party or of which Company has knowledge. Upon issuance of the Shares pursuant to this Agreement, the holders of the Shares, taken as a whole, will hold fifty-five percent (55%) of the total number of shares of Common Stock outstanding (after taking into account all options, warrants, etc., as if the same had been exercised or otherwise converted to Common Stock, other than such options described in
Section 3.1.4 of the Disclosure Schedule as will survive the Closing) and will be entitled to elect, at the next stockholders' meeting, the entire Board of Directors of Company.


           3.1.5. Subsidiaries. Except as set forth in Section 3.1.5 of the Disclosure Schedule, Company has no subsidiaries or Affiliates and does not otherwise own or control, directly or indirectly, any equity interest in any Person.

           3.1.6. Financial Statements. Set forth in Section 3.1.6 of the Disclosure Schedule are the following financial statements of Company: A Balance Sheet as of September 30, 1998 and Statements of Income for the fiscal year ended September 30, 1998. All such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied and are complete and correct in all material respects. The balance sheets present fairly the financial position of Company as of the respective dates thereof, and the statements of income included therein present fairly the results of operations of Company for the periods covered thereby. Since September 30, 1998, (a) there has been no material adverse change in the financial condition or business of Company and (b) Company has not incurred any material obligation or liability other than those incurred in the ordinary course of business of Company.

           3.1.7. Conflicting Agreements and Other Matters. The execution, delivery and performance by Company of this Agreement, all other agreements and instruments to be executed and delivered by Company pursuant hereto or in connection herewith and compliance by Company with the terms and provisions hereof and thereof do not and will not (a) violate, in any material respect, any provision of any material law, rule or regulation, order, writ, judgment, injunction, statute, decree, determination or award having applicability to Company or its assets; (b) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Company; (c) require any consent, approval or notice under (except as previously obtained or made) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or loan or credit agreement, license, or any other agreement or instrument or obligation to which Company is a party or by which Company is bound; or (d) result in, or require the creation or imposition of, any lien upon or with respect to any of the properties now owned by Company, except such liens as would not have a material adverse effect on the financial condition, properties, assets, business or prospects of Company.

           3.1.8.  Litigation, Proceedings.  Except as set forth in Section
3.1.8 of the Disclosure Schedule, there is no action, suit, proceeding or, to the knowledge of Company, investigation pending or, to the knowledge of Company, threatened against or affecting Company or any of its officers, directors, assets or properties, before or by any court, governmental body or regulatory agency or authority (federal, State, local or foreign) and, to the knowledge of Company, there is no valid basis for any such action, suit, proceeding or investigation.

           3.1.9. Defaults. Company is not (a) in violation of its Certificate of Incorporation or Bylaws or (b) in default under or in violation of any note, bond, mortgage, indenture or loan or credit agreement, license or any other material agreement or instrument or obligation to which Company is a party or by which Company or any of its properties, is bound, or any order, writ, judgment, injunction, statute or decree of any court, arbitrator or governmental body or regulatory agency or authority (federal, State, local or foreign) arising out of any action, suit or proceeding under any statute or other law, and Company has not violated any statute, rule or regulation of any governmental or regulatory agency or authority.

          3.1.10. Governmental Consents, etc. Except as have been or prior to the Closing Date will be obtained or made, (or, to the extent not required to be obtained or made prior to the Closing Date, which will be made at or prior to the time so required), no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental body or regulatory agency or authority or any securities exchange or any other person is required in connection with (a) the offer, issuance, sale or delivery of the Shares, or
(b) the execution, delivery or performance by Company of this Agreement. Except as provided in the Act and other federal and State securities laws, Company is not subject to any federal or State statute or regulation limiting the ability of Company to issue the Shares.

          3.1.11. ERISA. Except as set forth in Section 3.1.11 of the Disclosure Schedule, Company is not a party to, or sponsor of, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

          3.1.12. Taxes. All tax returns required by law to be filed by Company in any jurisdiction have been timely filed and, after all amendments thereto, if any, are accurate and complete in all material respects. All taxes (including payroll taxes), assessments, fees and other charges due or claimed to be due from Company which are due and payable have been paid, other than those being contested in good faith, those for which adequate reserves have been provided or those currently payable without penalty or interest. Company knows of no material proposed additional tax assessments against it.

          3.1.13. Absence of Patents and Trademarks. Company owns no patents, trademarks, service marks, trade names, copyrights, licenses or other similar rights.

          3.1.14. Employees. Except as set forth in Section 3.1.14 of the Disclosure Schedule, to Company's knowledge, no director, officer or employee of Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with such Person's obligation to use his Best Efforts to promote the interest of Company or that would conflict with Company's business as now conducted. To Company's knowledge, no director, officer or employee of Company is in violation of any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of such Person with Company or any other party because of the nature of the business conducted or to be conducted by Company. Except as set forth in Section
3.1.14 of the Disclosure Schedule, during the ten (10) year period preceding the Closing Date, none of the directors, officers or employees of Company (a) has been convicted in a criminal proceeding (or is the subject of a presently pending criminal proceeding) other than traffic violations and other minor offenses, or (b) had a petition under any bankruptcy law filed by or against him, or by or against any business or property in which he was an officer, director or partner. Company is not a party to any collective bargaining agreements.

          3.1.15. Public Reports and Registration. Company has made all filings (collectively the "Public Reports") with the Commission that it has been required to make under the Act and the Securities Exchange Act. Each of the Public Reports (a) has been prepared in compliance with the Act and the Securities Exchange Act in all material respects and (b) is true and correct in all material respects.

          3.1.16. No Conflict of Interest. Except as may be set forth in this Agreement or in Section 3.1.16 of the Disclosure Schedule or in any agreement entered into pursuant hereto, (a) Company is not indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever; (b) none of such officers, directors or shareholders, or any members of their immediate families, are indebted to Company or have any direct or indirect ownership interest in any Person with which Company is affiliated or with which Company has a business relationship, or any Person which competes with Company except the ownership of stock in publicly traded companies which may compete with Company; (c) no officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with Company; and (d) Company is not a guarantor or indemnitor of any indebtedness of any Person.

          3.1.17. Minute Books. The minute book of Company contains a complete record of all meetings of the directors and shareholders of Company since the date of its incorporation. Such minute book has been made available for inspection to the Purchaser. All actions taken by Company requiring action by the Board of Directors or shareholders of Company have been duly authorized or ratified as necessary and are evidenced in the minute books of Company as so made available for the aforesaid inspection.

          3.1.18. Broker's or Finder's Fees. No agent, broker, firm or other person acting on behalf of Company is, or will be entitled to any commission or any broker's, finder's or similar fee from the Purchaser or Company in connection with the transactions contemplated hereby.

          3.1.19. Assets. Company has good and marketable title, determined in accord with standard and customary practice in the oil and gas industry, to its properties and assets as reflected in the financial statements set forth in Section 3.1.6 of the Disclosure Schedule, including the real and personal property included within the term "Fixed Assets" as listed on such financial statements.

          3.1.20. Insurance. Company has insurance coverage for the real and personal property included in the term "Fixed Assets," as such term is used on the financial statements attached as part of Section 3.1.6 of the Disclosure Schedule, from companies licensed to do business in the states in which such property is located, insuring such property against loss or damage by fire, flood or other risks usually insured against under an extended coverage endorsement, in such amounts (including deductibles) as are usual and customary in Company's industry.

          3.1.21.  Environmental Hazards.  Except as provided in Section
3.1.21 of the Disclosure Schedule, Company does not use, generate, manufacture, produce, store, release, discharge or dispose of any "Hazardous Substance," as hereinafter defined, in violation of any "Environmental Laws," as hereinafter defined. For purposes of this Section 3.1.21, the term "Environmental Laws" means any federal or state statute or regulation pertaining to health or environmental conditions, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended, 42 U.S.C. Section 9601, et seq. and the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C Section 6901, et seq. For purposes of this Section 3.1.20, the term "Hazardous Substance" means those substances included within the definitions of "hazardous substance" or "hazardous waste" as defined in CERCLA or RCRA.

          3.1.22.  Oil and Gas Properties.   Set forth in Section 3.1.22 of
the Disclosure Schedule is a list of all oil and gas properties (the "Oil and Gas Properties") owned by Company. Except as otherwise specifically set forth in Section 3.1.22 of the Disclosure Schedule:

          (a) By virtue of the interests of Company in the Oil and Gas Properties, Company's pro rata share of the costs and expenses of drilling, developing and operating the Oil and Gas Properties, and each of them, is, as of the date hereof and, will be hereafter, through the plugging, abandonment and salvage of the wells located thereon, not in excess of the respective percentages specified in Section 3.1.22 of the Disclosure Schedule as the "Working Interests" in respect of each such Oil and Gas Property; Company's pro rata share of oil, gas and other hydrocarbons produced, saved and sold from or in respect of each of the Oil and Gas Properties is, as of the date hereof and, will be hereafter, through the plugging, abandonment and salvage of the wells located thereon, at least equal to the percentages shown in Section 3.1.22 of the Disclosure Schedule as the "Net Revenue Interests," in respect of each such Oil and Gas Property; and Company is currently receiving from the purchaser of all oil, gas and other hydrocarbons produced from the Oil and Gas Properties or attributable thereto, payment for such production, free of bond or other special indemnity.

          (b) Company's ownership in the Oil and Gas Properties and the production therefrom, as stated in Section 3.1.22 of the Disclosure Schedule, is not subject to reduction by reason of any production payment, carried interest, reversionary interest, gas balancing agreement, advance payment agreement or other similar contract, agreement or arrangement.

          (c) Company is not obligated, by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a "take-or-pay" or similar provision, or by virtue of any production payment, gas balancing agreement or any other arrangement or by virtue of production in the excess of rates allowed by any regulatory agency, to deliver hydrocarbons or other minerals produced from the Oil and Gas Properties or attributable thereto at some future time without then or thereafter receiving full payment therefor.

          (d) No call upon, option to purchase, preferential right to purchase or a similar right exists with respect to the Oil and Gas Properties or the production therefrom.

          (e) The production from the Oil and Gas Properties is not in excess of production permitted by applicable proration laws or other laws, rules, regulations or orders.

          (f) All leases, assignments and conveyances of leases including in the Oil and Gas Properties are in full force and effect, are embodied in valid written documents covering the entire estates which they purport to cover and contain no express provisions which require the drilling of additional wells or other material development operations in order to earn or continue to hold all or any part of the Oil and Gas Properties; and all royalties, rentals and payments due under such leases have been properly and timely paid and all conditions necessary to keep such leases in full force have been fully performed as of the date hereof and will be fully performed until Closing.

          (g) At and as of the Closing, Company shall be legally entitled to market all hydrocarbons produced from the Oil and Gas Properties upon prices and other terms no less favorable than those by which Company marketed such production on the last sale day immediately preceding the Closing Date.

          (h) All of the wells in which Company has an interest by virtue of its ownership in the Oil and Gas Properties have been drilled and completed within the boundaries of such Oil and Gas Property or within the limits otherwise permitted by contract, pooling or unit agreement and by law; and all drilling and completion of the wells included in each Oil and Gas Property and all development and operations on such Oil and Gas Property have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees. No such well is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof.

          (i) All personal property and fixtures constituting a part of, or used in connection with, the Oil and Gas Properties have been maintained in all material respects in a state of repair so as to be adequate for normal operations and are in all material respects in good working order.

          3.1.23. Compliance With Laws. The business of Company has been and is being conducted in compliance with all laws, regulations, ordinances, orders, judgments and/or decrees relating to Company or to the ownership or operation of Company's business. Company has not received any written notice which has not been resolved that Company's business has not been or is not now being so conducted. Company is not charged or, to the best knowledge of Company, threatened with or under investigation with respect to, any violation of any applicable law, regulation, ordinance, order, judgment or decree relating to any aspect of the business of Company.

     Section 3.2. Representations and Warranties of Purchaser. The Purchaser represents and warrants to Company as follows:

           3.2.1. Investment. The Shares to be acquired by the Purchaser pursuant to this Agreement are being acquired for the Purchaser's own account for investment purposes and not for or with a view to the distribution or resale thereof (except in compliance with the Act and any comparable State act). The Purchaser acknowledges that the Shares have not been registered under the Act or the securities laws of any State.

           3.2.2. Accredited Investor. The Purchaser (a) is an "accredited investor" as defined in Rule 501(a) promulgated by the Commission pursuant to the Act, and (b) by reason of the Purchaser's business and financial experience, and the business and financial experience of those persons retained by the Purchaser to advise the Purchaser together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, and the Purchaser is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

           3.2.3. Power and Authority. The Purchaser has all requisite power and authority to execute, deliver and perform the Purchaser's obligations under this Agreement, and this Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding agreement of the Purchaser enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and that the remedy of specific performance and injunctive relief and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except as rights to indemnity and contribution hereunder may be limited by federal or State securities laws).

           3.2.4. Broker's or Finder's Fees. No agent, broker, firm or other person acting on behalf of any Purchaser is, or will be entitled to any commission or any broker's, finder's or similar fee from the Purchaser or Company in connection with the transactions contemplated hereby.

                               ARTICLE IV
                      COVENANTS PENDING CLOSING

     Section 4.1. Conduct of Business. Company hereby covenants and promises to the Purchaser the following:

           4.1.1. During the period from the date of this Agreement to the Closing, Company will conduct its business according to its ordinary and usual course and consistent with past practice, and will use its Best Efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with lessors, licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, prior to the Closing, Company will not, without the prior written consent of the Purchaser:

          (a) amend its Certificate of Organization;

          (b) authorize for issuance, issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

          (c) split, combine or reclassify any stock, or redeem or otherwise acquire any shares of stock (other than outstanding Series A Preferred Stock which will be converted to Common Stock at Closing);

          (d) create, incur or assume any debt (other than debt created, incurred or assumed in the ordinary course of its business, consistent with past practice; create, incur or assume any long-term debt (including capitalized lease obligations), or short-term debt except trade payables incurred in the ordinary course of business and consistent with past practice; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than short-term investments in financial instruments in the ordinary course of business and consistent with past practice;

          (e) increase in any manner the compensation of any of its direc-tors, officers or employees; commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

          (f) sell, transfer, mortgage, or otherwise dispose of or encumber any interest in real property or Oil and Gas Property;


          (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any personal property; pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise); or cancel any debts or waive any claims or rights;

          (h) make any capital expenditure or commitment except in the ordinary course of business consistent with past practices and in any event not more than $5,000 (unless any such proposed capital expenditure has been disclosed in writing to the Purchaser and the Purchaser consents thereto in writing);

          (i) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to Company, except agreements, commitments or contracts in the ordinary course of business, consistent with past practice, or otherwise make any material change in the conduct of the business or opera-tions of Company;

          (j) approve or recommend to its stockholders, or undertake, either as the surviving, disappearing or acquiring corporation, any other merger, consolidation, assets acquisition or disposition or tender offer or other takeover transaction;

          (k) make any distribution with respect to the stock; or

          (l) agree, whether in writing or otherwise, to do any of the foregoing.

     4.1.2. Company will afford the Purchaser and the Purchaser's representatives access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate in the Purchaser's examination thereof.

     Section 4.2. Notification of Material Events. Each party shall promptly notify the other in writing of the occurrence of any event which will or could reasonably be expected to result in such party's failure to satisfy any of the representations, warranties, covenants, or conditions specified in this Agreement.

                               ARTICLE V
                          CONDITIONS TO CLOSING

     Section 5.1. Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to purchase the Shares to be issued at the Closing is, at the option of the Purchaser, subject to the satisfaction or waiver of the following conditions:

     5.1.1.  Company shall deliver to the Purchaser the following:

         (a)   Certificates for the Shares to be purchased by the Purchaser.

         (b) A certification of the Secretary of Company, as to (i) the names of all officers and directors of Company, and indicating the offices held by all such officers and the signatures of all such officers executing this Agreement on behalf of Company and (ii) resolutions of the Board of Directors of Company authorizing the entry by Company into this Agreement and the performance by Company of its obligations hereunder.

     5.1.2. All of the representations and warranties of Company contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

     5.1.3. Each of the covenants and other obligations of Company to be performed by Company on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects.

     5.1.4. All consents, approvals and authorizations which, in the opinion of the Purchaser, are required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall have been obtained (whether from governmental authorities or other persons) and shall be in form and substance satisfactory to the Purchaser.

     5.1.5. There shall have been no material adverse change in the business, financial condition or results of operations of Company from that reflected in the financial statements set forth in Section 3.1.6 of the Disclosure Schedule.

     5.1.6. Except as set forth in Section 3.1.8 of the Disclosure Schedule, no claim, action, suit or proceeding shall be pending or threatened against any of the parties hereto which, if adversely determined, might prevent or hinder consummation of the transactions contemplated by this Agreement, result in a payment of substantial damages as a result of such transactions or otherwise impair the benefits contemplated hereby.

     Section 5.2. Conditions Precedent to Obligations of Company. The obligation of Company to issue and sell the Shares pursuant to this Agreement is, at the option of Company, subject to the satisfaction or waiver of the following conditions:

     5.2.1. Payment by the Purchaser of the sum of $275,000 shall have been made.

     5.2.2. All consents, approvals and authorizations which, in the opinion of Company, are required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall have been obtained (whether from governmental authorities or other persons) and shall be in form and substance satisfactory to Company.

     5.2.3. Except as set forth in Section 3.1.8 of the Disclosure Schedule, no claim, action, suit or proceeding shall be pending or threatened against any of the parties hereto which, if adversely determined, might prevent or hinder consummation of the transactions contemplated by this Agreement, result in a payment of substantial damages as a result of such transactions or otherwise impair the benefits contemplated hereby.

                                ARTICLE VI
                                REGISTRATION

     Section 6.1. Demand Registration. At any time after December 31, 1999, the Purchaser shall have the right to demand, by written notice to Company, registration of the Shares. Company shall not be required to effect registration on more than one (1) occasion pursuant to the terms of this
Section 6.1.

     Section 6.2. Obligations of Company. Upon receipt of any demand to register the Shares, as set forth in Section 6.1 above, Company shall, as expeditiously as reasonably possible:

     6.2.1. Prepare and file with the Commission a registration statement including all exhibits and financial statements required by the Commission to be filed therewith, and use its Best Efforts to cause such registration statement to become effective (and stay effective for such period of time as Company and the Purchaser determines is reasonable) under the securities laws of various States

     6.2.2. Use its Best Efforts to cause the securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Purchaser to consummate the disposition of the Shares; and

     6.2.3. Enter into such customary agreements (including a purchase agreement or underwriting agreement) and take all such other actions as the Purchaser may reasonably request in order to expedite or facilitate the registration and disposition of the Shares.

                               ARTICLE VII
                           SPECIAL PROVISIONS

     Section 7.1. Purchaser Loans. From and after the Closing Date until the date which is three (3) years thereafter, the Purchaser agrees to loan to Company (on terms no less favorable than that which would be otherwise available to Company), or guaranty Company debt for, up to $300,000 for oil and gas property acquisitions. Any such loans or guaranties shall be secured by such amount of Common Stock of Company as will cause the Purchaser, after the foreclosure thereof, to own 77.5% of the total issued and outstanding Common Stock of Company.

     Section 7.2. Independent Activities of Purchaser. Company acknowledges that the Purchaser is affiliated with ongoing endeavors (including, without limitation, BRG Petroleum Corporation) in the oil and gas business, some of which may be in competition with Company. Neither this Agreement nor the fact that the Purchaser is a Company stockholder, officer and/or director shall prevent the Purchaser from engaging in any such other activities or permit Company or any of its stockholders to participate in any such activities, and as a material part of the consideration for this Agreement, Company hereby waives, relinquishes and renounces any such right or claim.

                               ARTICLE VIII
                            FEES AND EXPENSES

     Section 8.1. Expenses. Each party hereto will pay its own counsel fees incurred in connection with the preparation of this Agreement and all related documents, as well as future amendments or modifications thereto.
Notwithstanding the foregoing, Company will pay, and agrees to bear -

          (a) any and all expenses associated with the issuance and delivery of the Shares; and

          (b) the Purchaser' counsel's fees.

                               ARTICLE IX
                               INDEMNITY

     Section 9.1. Company Indemnity. Company agrees and covenants to hold harmless and indemnify the Purchaser and any Affiliates thereof, including any director, officer, employee, agent, investment adviser, or controlling person of any of the foregoing and their legal counsel (collectively, the "Purchaser Indemnitees"), from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such Person arising out of or based upon (a) any untrue statement of any material fact made by Company contained in this Agreement or any document provided by Company in connection herewith or with the sale of the Shares, (b) arising out of or based upon the omission by Company to state herein or therein a material fact required to be stated or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, (c) any breach by Company of any of Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, certificate, instrument or document delivered pursuant hereto; provided, however, that Company shall not be liable under this paragraph for any amounts paid in settlement of claims without its consent, which consent shall not be unreasonably withheld, or to any Purchaser Indemnitee to the extent that it is finally judicially determined that such losses, claims, damages or liabilities arose out of the negligence or willful misconduct of the Purchaser Indemnitee or out of the material breach by the Purchaser Indemnitee of any representation or warranty made by the Purchaser Indemnitee in Article III of this Agreement. Company also agrees that the indemnification, contribution and reimbursement commitments set forth in this
Article IX shall apply whether or not the Purchaser Indemnitees are formal parties to any such lawsuit, claim or other proceeding. Company further agrees promptly upon demand by the Purchaser Indemnitees to reimburse the Purchaser Indemnitees for any legal and other expenses as they are incurred in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings or investigations arising in any manner out of or in connection with any matter as to which Company is liable to the Purchaser Indemnitees under the indemnities set forth above.

     Section 9.2. Purchaser Indemnity. The Purchaser agrees and covenants to hold harmless and indemnify Company, including any director, officer, employee, agent, investment advisor, or controlling person of any of the foregoing and their legal counsel (collectively, the "Company Indemnitees"), from and against any out-of-pocket losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred and actually paid by such Person arising out of or based upon (a) any untrue statement of any material fact made by the Purchaser contained in this Agreement or any document provided by the Purchaser in connection herewith or with the purchase of the Shares, (b) arising out of or based upon the omission or the Purchaser to state herein or therein a material fact required to be stated or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading or (c) any breach by the Purchaser of any of the Purchaser's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, certificate, instrument or document delivered pursuant hereto; provided, however, that the Purchaser shall not be liable under this paragraph for any amounts paid in settlement of claims without their consent, which consent shall not be unreasonably withheld, or to any Company Indemnitee to the extent that it is finally judicially determined that such losses, claims, damages or liabilities arose out of the negligence or willful misconduct of such Company Indemnity or out of the material breach by such Company Indemnitee of any representation or warranty made by such Company Indemnitee in Article III of this Agreement. The Purchaser also agrees that the indemnification, contribution and reimbursement commitment set forth in this Article IX shall apply whether or not Company Indemnitees are a formal party to any such lawsuit, claim or other proceeding. The Purchaser further agrees promptly upon demand by Company Indemnitees to reimburse Company Indemnitees for any legal or other expenses as they are incurred in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings or investigations arising in any manner out of or in connection with any manner as to which the Purchaser is liable to Company Indemnitees under the indemnities set forth above.

   Section 9.3. Procedure. Promptly after receipt by any Company Indemnitee or Purchaser Indemnitee (collectively an "Indemnitee") under this Article IX of notice of the commencement of any action, proceeding or investigation or threat thereof, such Indemnitee will, if a claim in respect thereof is to be made against any party hereunder, notify such indemnifying party in writing of the commencement thereof. In case any such action shall be brought against such Indemnitee and it shall notify such indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it desires, shall assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from such indemnifying party to the Indemnitee of its election so to assume the defense thereof, such indemnifying party shall not be liable to the Indemnitee under these indemnification provisions for any legal expenses of other counsel in connection with the defense thereof other than reasonable costs of investigation and monitoring the progress of such action. The Indemnitee shall cooperate fully with such indemnifying party and its counsel in conducting any such proceeding or in defending any such claim.

                                ARTICLE X
                              MISCELLANEOUS

     Section 10.1. Confidentiality. Except for (a) necessary disclosure to such party's partners and their respective directors, officers, employees, counsel, accountants, bankers and other agents and (b) any disclosure as required by applicable law, each party shall keep the provisions of this Agreement and all information provided in connection herewith, confidential both prior and subsequent to the Closing Date.

     Section 10.2. No Waiver; Modifications in Writing. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any remedies provided for herein are cumulative and are not exclusive of any other remedies that may be available at law or in equity or otherwise. No waiver of or consent to any departure from any provision of this Agreement or any agreement referred to herein shall be effective unless signed in writing by the party entitled to the benefit of such provisions, provided that notice of any such waiver shall be given to each party hereto as set forth below, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by each of the parties hereto.

     Section 10.3. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, to the parties as follows:

      If to Company:                CLX Energy, Inc.
                                    518 17th Street, Suite 745
                                    Denver, Colorado 80202-4130
                                    Attn:  Mr. E. J. Henderson


      If to JLB:                    James L. Burkhart, Trustee
                                    4904 Lakeridge Drive
                                    Lubbock, Texas 79424

or to such other addresses as may have been furnished in writing by such party to the other parties to this Agreement in accordance with this paragraph.

     Section 10.4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 10.5. Binding Effect; Assignment. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective permitted successors and assigns. This Agreement shall be binding upon Company and the Purchaser, and their permitted successors and assigns. The Purchaser reserves the right to assign the Purchaser's rights and obligations hereunder, in whole or in part, to any Person(s), provided such Person(s) is/are able to make, and does confirm in writing to Company, the representations and warranties set forth in Section 3.2 hereof.

     Section 10.6. Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the agreements, documents and instruments referred to herein, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein. There are no understandings, agreements, restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto and the agreements, documents and instruments referred to herein, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

     Section 10.7. Indemnity Agreement. So long as any Purchaser holds any Capital Stock, Company agrees that the only indemnity required of the Purchaser in the event that any certificate representing such Capital Stock is mutilated, lost, destroyed or wrongfully taken and application is made pursuant to the provisions of this Agreement for the execution and delivery of a new certificate, in lieu thereof, shall be an indemnity agreement from the Purchaser, in form and substance reasonably satisfactory to Company, and that no bond shall be required.

     Section 10.8. Governing Law. This Agreement shall be construed in accordance with, and the rights and duties of the parties hereto shall be governed by, the laws of the State of Colorado.

     Section 10.9. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    Section 10.10. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or for the breach of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

    Section 10.11. Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party hereto.

    Section 10.12. Further Assurances. From time to time, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.


                                  CLX ENERGY, INC.


                                  By /s/ E.J. Henderson
                                     _____________________________
                                     E. J. Henderson, President


                                   JAMES L. BURKHART LIVING TRUST


                                   By /s/ James L. Burkhart
                                   ________________________________
                                    James L. Burkhart, Trustee